EXHIBIT 10.1

COMBIMATRIX CORPORATION

2015 EXECUTIVE PERFORMANCE BONUS PLAN

Purpose

Pursuant to the authority granted under CombiMatrix Corporation Compensation Committee Charter, the Compensation Committee (the “Committee”) of CombiMatrix Corporation (the “Company” or “our”) has adopted this 2015 Executive Performance Bonus Plan (the “Plan”) effective as of January 1, 2015.  The purpose of this Plan is to motivate executives to achieve the Company’s objectives and to minimize turnover for participants.  The Plan is intended to permit the payment of bonuses that qualify as performance-based compensation under Internal Revenue Code Section 162(m).

Structure

The performance bonus shall be tied to the achievement of our 2015 net revenue target as determined by the Committee.

The following table illustrates the target bonus amount for the Eligible Executives based on the level of achievement of our 2015 revenue targets. The target range is between 89% - 150% of the 2015 revenue target. Also, as noted below; anything above 150% will be paid out at 150% as that level is established as the maximum cap.

CEO:		CFO:
% of		% of
Budgeted		Budgeted
Revenues	Bonus	Revenues	Bonus
Achieved	Amount	Achieved	Amount
89%	$35,000	89%	$35,000
90%	$77,500	90%	$55,000
100%	$155,000	100%	$110,000
110%	$180,000	110%	$127,500
130%	$240,000	130%	$170,500
150%	$270,000	150%	$191,500

There shall be no pro rata increase in bonus payout between the 90% and 100% target level achieved, but bonus payments will be computed on a pro rata basis between 101% and 150% of the target achieved, which shall be the cap for the bonus plan.

Eligible Executives

The following executives are eligible for this program:

Mark McDonough, CEO

Scott Burell, CFO

Payments

In order to receive a bonus, the participant must be employed by CombiMatrix at the time bonuses are distributed.  The bonus calculations will occur once the Company’s auditors have completed their annual audit and the revenue numbers are known, and will be paid out within seventy-five days following December 31, 2015.

The Compensation Committee retains the latitude to adjust, or eliminate the award, due to unforeseen circumstances.  In order to obtain approval by the Compensation Committee for payout of bonuses under the Plan, gross margins, expense ratios, cash burn targets and cash collections need to be generally comparable to those defined in the 2015 consolidated budget.  The Committee wishes to encourage management and will not withhold approval, if there is substantial performance improvement during 2015.

Respectfully submitted,

THE COMPENSATION COMMITTEE

CombiMatrix Corporation